UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: May 10, 2010
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 10, 2010, Sun Home Services, Inc. (“SHS”), an indirect subsidiary of  Sun Communities, Inc. (the “Company”), and the Company entered into a Twenty Million Dollar ($20,000,000) Convertible Secured Revolving Credit Line Agreement with 21st Mortgage Corporation (the “Agreement”).  The Agreement establishes a convertible secured line of credit (the “Loan”) for SHS which allows SHS to borrow, repay and re-borrow amounts until May 15, 2015 (the “Conversion Date”).  Interest only payments at a rate of the Wall Street Journal Prime Rate plus Two Percent (2%) as in effect on the first business day of the month, with a minimum rate of 5.5% and a maximum rate of 9%, are due monthly prior to the Conversion Date.  On the Conversion Date, the outstanding Loan balance will be converted to a five (5) year term loan bearing interest at a fixed rate of 5.15% over the 5-year U.S. Treasury rate in effect on the Conversion Date with equal payments of principal and interest based upon a ten (10) year amortization period.  The term loan is to be fully repaid on or before May 15, 2020.  Interest is computed on the basis of a 360-day year for the actual number of days elapsed.  The Loan is secured by a potion of SHS’ portfolio of rental manufactured home units. The total value of the rental units pledged by SHS under the Agreement as security for repayment of the Loan must be equal to or greater than 200% of the outstanding Loan balance.  The Company has guaranteed repayment of the Loan.  This brief description of the Agreement is qualified in its entirety by reference to the full text of the agreement attached as Exhibits 10.1 and is incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
10.1	Convertible Secured Revolving Credit Line Agreement as of May 10, 2010, executed by and between Sun Home Services, Inc. and 21st MORTGAGE CORPORATION

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: May 11, 2010	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

EXHIBIT #	DESCRIPTION
10.1	Convertible Secured Revolving Credit Line Agreement as of May 10, 2010, executed by and between Sun Home Services, Inc. and 21st MORTGAGE CORPORATION